Exhibit 99.1

FOR IMMEDIATE RELEASE

ZOLTEK REPORTS CONTINUATION OF
GROWTH TRENDS IN SECOND QUARTER

ST. LOUIS, MISSOURI –  May 3, 2012  – Zoltek Companies, Inc. (Nasdaq: ZOLT) today reported financial results for the second quarter of its 2012 fiscal year.
Zoltek’s net revenues for the quarter ended March 31, 2012, totaled $47.0 million, compared to $37.1 million in the second quarter of fiscal 2011, an increase of 26.7%.
Zoltek reported net income of $3.3 million ($0.10 per share) in this year’s second quarter, compared to a net loss of $5.1 million ($0.15 per share) in the second quarter of fiscal 2011.  The Company’s operating income was $5.7 million in the second quarter of fiscal year 2012, which compared to an operating loss of $3.3 million in the previous year’s second quarter.
For the first six months of fiscal 2012, Zoltek’s net sales were $94.1 million, compared to $70.0 million in the first six months of fiscal 2011, a gain of 34.4%.  Zoltek reported net income of $13.0 million ($0.38 per share) for the first half of the current year, which compares to a net loss of $6.7 million ($0.19 per share) in the corresponding period of fiscal 2011.
On a sequential quarter basis, second quarter fiscal 2012 net sales were essentially unchanged from the first quarter – at $47.0 million for each quarter, Zoltek’s operating income and net income for the latest quarter declined $2.5 million and $6.4 million, respectively, to $5.7 million and $3.3 million in the second quarter. The sequential quarter comparisons reflected the positive effects of foreign currency fluctuations in the first quarter and their negative effects in the second quarter.
 “Zoltek had another strong quarter. We are well on the way to a record year in fiscal 2012,” Zsolt Rumy, Zoltek’s Chairman and Chief Executive Officer said.  Rumy described the Company’s second quarter results as “a continuation of the strong operating performance that we reported in the first quarter,” and added, “We look at our first-half results as a whole –  the first quarter results benefited from currency fluctuations which reversed in the second quarter.”
Despite the decrease in reported earnings in fiscal 2012’s second quarter compared to the first, Rumy said that the fundamentals of Zoltek’s financial performance were strong throughout the first half of fiscal 2012 and did not decline in any significant way in the second quarter. Due to the rising value of the Hungarian Forint in the second quarter, Zoltek reported a $1.9 million loss on foreign currency transactions, which reversed most of the gain of $2.2 million on foreign currency transactions reported in fiscal 2012’s first quarter, when the Forint was declining against the U.S. dollar.  In addition, the rising value of the Forint in the second quarter negatively affected reported earnings by increasing the cost of sales and operating expenses reported by the Company’s Hungarian facilities.
The Company also reported that during the second quarter it refinanced its U.S. credit facility.  On March 30, 2012, Zoltek entered into a $10 million seven-year term loan with Enterprise Bank & Trust.  The term loan is secured by certain real estate, and Zoltek has entered into an interest rate swap that effectively fixes the interest

Zoltek Reports Continuation Of Growth Trends In Second Quarter

May 3, 2012

rate for the term loan at 4.75% per annum.  The proceeds of the term loan will allow Zoltek to utilize low-rate borrowings to support its long-term capital spending initiatives.  Additionally, on April 27, 2012, Zoltek increased its available credit by entering into a new $15 million three-year revolving credit facility with JPMorgan Chase Bank.  The facility bears interest at one-month LIBOR plus 2.5%, and will be used to support working capital needs associated with Zoltek’s future growth.
“Consistent with our longstanding business strategy, we are seeing the benefits from growth in wind applications, and emergence of positive developments in automotive and other applications.  During the composite industry’s major trade show in Paris, we announced a cooperative agreement with Magna International, Inc., a major Tier 1 supplier of composite parts to the auto industry.  Indications at this trade show were that the composites industry as a whole is experiencing strong market conditions, and carbon fiber composites in particular are benefiting from a strengthening recovery,” Rumy said. “There is growing enthusiasm and multiplying evidence that the automotive industry is increasingly adopting carbon fiber composite technology and will become a major consumer of carbon fiber.  We also anticipate that our downstream products such as prepregs and fabrics will continue to make increasingly significant contributions to our performance.  In short, we are pleased with the short-term outlook and we are more excited than ever by the long-term outlook for our industry.”
Zoltek will host a conference call to review its second quarter results and answer questions on Friday, May 4, 2012 at 10:00 am CT.  The conference dial-in number is (888) 417-2254.  The confirmation code is 5714679.  Individuals who wish to participate should dial in 5 to 10 minutes prior to the scheduled start time. This conference call will also be webcast on Zoltek’s website ― www.zoltek.com ― under “Investor Relations.”  The webcast replay will be available on the website several hours after the call.
For further information contact:
Zsolt Rumy, Chairman and CEO
3101 McKelvey Road
St. Louis, MO 63044
(314) 291-5110

This press release contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,”  “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; and (3) our current and expected future revenue.

This press release also contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully adapt to recessionary conditions in the global economy and substantial volatility in order rates from our wind energy customers; (2) penetrate existing, identified and emerging markets, including entering into new supply agreements with large volume customers; (3) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (4) successfully add new planned capacity for the production of carbon fiber, prepregs and precursor raw materials and meet our obligations under long-term supply agreements; (5) operate profitably; (6) increase or maintain our borrowing at acceptable costs; (7) manage changes in customers’ forecasted requirements for our products; (8) continue investing in application and market development for a range of applications; (9) manufacture low-cost carbon fibers and profitably market them despite fluctuations in raw material and energy costs; (10) successfully operate our Mexican facility to produce acrylic fiber precursor and carbon fibers; (11) successfully continue operations at our Hungarian facility if natural gas supply disruptions occur; (12) successfully prosecute patent litigation; (13) successfully facilitate adoption of our carbon fibers by the auto industry for use in high-volume applications; (14) establish prepreg capacity; (15)  speed development of low-cost carbon fiber sheet molding compounds for the automotive industry pursuant to our global collaborative partnership with Magna Exteriors and Interiors; and (16) manage the risks identified under "Risk Factors" in our filings with the SEC.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,
	2012	2011
Net sales	$47,014	$47,046
Cost of sales	36,046	33,868
Gross profit	10,968	13,178
Application and development costs	1,931	1,695
Selling, general and administrative expenses	3,326	3,277
Operating income	5,711	8,206
Interest expense, net	(16)	(34)
(Loss) gain on foreign currency transactions	(1,859)	2,169
Other expense, net	(42)	(184)
Loss gain on liabilities carried at fair value	(160)	(10)
Income from operations before income taxes	3,634	10,147
Income tax expense	296	444
Net income	$3,338	$9,703

Basic income per share	$0.10	$0.28
Diluted income per share	$0.10	$0.28

Weighted average common shares outstanding - basic	34,361,542	34,368,192
Weighted average common shares outstanding - diluted	34,410,015	34,391,084

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net sales	$47,014	$37,099
Cost of sales	36,046	34,652
Gross profit	10,968	2,447
Application and development costs	1,931	2,162
Selling, general and administrative expenses	3,326	3,577
Operating income (loss)	5,711	(3,292)
Interest expense, net	(16)	(3)
Loss on foreign currency transactions	(1,859)	(1,497)
Other expense, net	(42)	(54)
Loss gain on liabilities carried at fair value	(160)	(277)
Income (loss) from operations before income taxes	3,634	(5,123)
Income tax expense	296	(16)
Net income (loss)	$3,338	$(5,107)

Basic income (loss) per share	$0.10	$(0.15)
Diluted income (loss) per share	$0.10	$(0.15)

Weighted average common shares outstanding - basic	34,361,542	34,382,414
Weighted average common shares outstanding - diluted	34,410,015	34,382,414

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Six Months Ended
	March 31,
	2012	2011
Net sales	$94,060	$69,961
Cost of sales	69,914	63,444
Gross profit	24,146	6,517
Application and development costs	3,623	4,132
Selling, general and administrative expenses	6,603	6,875
Operating income (loss)	13,920	(4,490)
Interest expense, net	(50)	(42)
Gain (loss) on foreign currency transactions	311	(1,071)
Other expense, net	(230)	(265)
Loss gain on liabilities carried at fair value	(170)	(533)
Income (loss) from operations before income taxes	13,781	(6,401)
Income tax expense	740	268
Net income (loss)	$13,041	$(6,669)

Basic income (loss) per share	$0.38	$(0.19)
Diluted income (loss) per share	$0.38	$(0.19)

Weighted average common shares outstanding - basic	34,354,818	34,385,967
Weighted average common shares outstanding - diluted	34,392,305	34,385,967

ZOLTEK COMPANIES, INC.
CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except share and per share data)

	(Unaudited)
	March 31,	September 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$9,854	$16,980
Accounts receivable, less allowance for doubtful accounts of $65 and $110, respectively	35,944	30,350
Inventories, net	60,371	47,882
VAT receivable	5,955	5,970
Other current assets	6,288	5,968
Total current assets	118,412	107,150
Property and equipment, net	215,445	215,083
Other assets	187	63
Total assets	$334,044	$322,296

Liabilities and Shareholders' Equity
Current liabilities:
Borrowings under credit lines	$-	$8,394
Current maturities of long-term debt	611	-
Trade accounts payable	12,819	13,643
Accrued expenses and other liabilities	9,176	7,925
Construction payables	1,671	1,027
Total current liabilities	24,277	30,989
Long Term Debt	9,389	-
Hungarian grant - allowance against future depreciation	7,145	7,765
Deferred tax liabilities	1,753	1,855
Liabilities carried at fair value	-	140
Total liabilities	42,564	40,749
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized, 34,355,192 and 34,368,192 shares issued and outstanding at March 31, 2012 and September 30, 2011	344	344
Additional paid-in capital	481,503	480,893
Accumulated other comprehensive loss	(45,267)	(41,549)
Accumulated deficit	(145,100)	(158,141)
Total shareholders' equity	291,480	281,547
Total liabilities and shareholders' equity	$334,044	$322,296

ZOLTEK COMPANIES, INC.
OPERATING SEGMENTS SUMMARY
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$37,944	$8,480	$590	$47,014
Cost of sales	30,084	5,376	586	36,046
Gross profit	7,860	3,104	4	10,968
Operating income (loss)	6,145	2,777	(3,211)	5,711
Depreciation	3,959	339	129	4,427
Capital expenditures	4,903	44	251	5,198

	Three Months Ended March 31, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$30,122	$6,493	$484	$37,099
Cost of sales	28,439	5,956	257	34,652
Gross profit	1,683	537	227	2,447
Operating income (loss)	(503)	383	(3,172)	(3,292)
Depreciation	3,622	345	337	4,304
Capital expenditures	1,242	300	190	1,732

	Six Months Ended March 31, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$75,623	$17,314	$1,123	$94,060
Cost of sales	57,745	11,105	1,064	69,914
Gross profit	17,878	6,209	59	24,146
Operating income (loss)	14,463	5,526	(6,069)	13,920
Depreciation	7,945	661	245	8,851
Capital expenditures	11,513	251	463	12,227

	Six Months Ended March 31, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$55,189	$13,794	$978	$69,961
Cost of sales	51,007	11,942	495	63,444
Gross profit	4,182	1,852	483	6,517
Operating income (loss)	20	1,533	(6,043)	(4,490)
Depreciation	7,130	692	673	8,495
Capital expenditures	1,989	449	448	2,886

	Total Assets
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
March 31, 2012	$291,334	$29,537	$13,173	$334,044
September 30, 2011	272,397	28,789	21,110	322,296